Teche

Holding Company

Franklin, Louisiana

April 22, 2008
FOR IMMEDIATE RELEASE
For More Information Contact:
Patrick Little
President and CEO
(337) 560-7151

TECHE HOLDING COMPANY REPORTS 33% EPS INCREASE, RECORD EARNINGS

FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today reported record earnings for the Company for the first half of fiscal 2008 and the quarter ended March 31, 2008.

Earnings for the fiscal year to date, or past six months, amounted to $4.1 million or $1.84 per diluted share, compared to $3.5 million or $1.53 per diluted share for the first half of fiscal 2007, an increase of $559,000, or 15.9%.

Earnings for the quarter ended March 31, 2008 amounted to $2.2 million, or $1.00 per diluted share, compared to $1.7 million or $0.75 per diluted share for the same quarter in fiscal 2007, an increase of $0.25 per share, or 33.3%.

“Our solid growth in the past six months,” said Little, “has been aided by the strong economy of our region, with job increases in every MSA within our market area; our steady net interest margin, fueled by increases in SmartGrowth deposits and loans and our consistent increases in non-interest income as the result of checking account growth.”

“Our continued focus as a community bank is successfully meeting the demands of an increasingly competitive market for deposit and loan relationships and enhancing our ability to serve new consumers, small businesses and commercial customers,” said Little. “This also demonstrates that our SmartGrowth strategy for building core deposits, relying less on time deposits, and diversifying our loan portfolio is an effective approach in each of our market areas.”

The Company reported the following second quarter highlights:
•	Record Second Quarter diluted EPS of $1.00, up 33.3%.
•	Record FYTD net income of $4.1 million, up 15.9%.
•	Total SmartGrowth Deposits, fiscal year to date, increased $59.4 million, or 21.5%.

Page 1 of 8 Pages

•	Total SmartGrowth Loans, fiscal year to date, increased $30.8 million or 8.2%.
•	Non-Interest income, for the six-month period increased $0.9 million, or 13.0%.
•	Net Interest Margin for the six-month period increased to 3.69% from 3.56%.
•	Net-Interest Income for the six-month period increased $1.0 million or 8.3%.
•	Dividends increased to $0.34 per share.
•	Repurchases of 99,800 shares.

Deposit Growth

Six-Month Growth. Total deposits, for fiscal 2008 (the past six months) increased $42.4 million, or 7.6%, to $598.0 million, from $555.6 million.

Three-Month Growth. Total deposits, compared to the linked quarter, increased $39.5 million, or 7.1%, to $598.0 million, from $558.6 million, exceeding the first quarter of fiscal 2008 growth of 0.5%.

SmartGrowth Deposits

Six-month Growth. SmartGrowth Deposits, consisting of checking accounts, savings accounts and money market accounts, for fiscal 2008 increased $59.4 million, or 21.5%, to $336.3 million from $276.9 million at September 30, 2007. This increase in SmartGrowth deposits amounted to 140.1% of deposit growth over the past six-month period. Checking account balances increased $12.8 million, or 9.5%, to $146.8 million, from $134.0 million, accounting for 30.2% of the growth in deposits thus far in fiscal 2008. Checking accounts now amount to 24.6% of all deposits.

Three-Month Growth. SmartGrowth Depositsquarterly growth was $47.1 million, or 16.3% compared to the linked quarter. This increase in SmartGrowth deposits amounted to 119.5% of deposit growth over the past three months. Checking account balances increased $10.1 million, or 7.4%, to $146.8 million, from $136.7 million, accounting for 25.6% of the quarterly growth in deposits.

SmartGrowth Deposits now amount to approximately 56.2% of all deposits compared to 51.8% at December 31, 2007.

Loan Growth

Six-Month Growth. Loan growth, fiscal year to date, was $27.6 million, or 4.9%, to $594.7 million.

Page 2 of 8 Pages

Three-Month Growth. Loan growth, compared to the linked quarter, was $9.7 million, or 1.7%.

SmartGrowth Loans

Six-month growth. SmartGrowth Loans, consisting of commercial loans, home equity loans, alternative mortgage loans and consumer loans, increased $30.8 million, or 8.2%, to $407.1 million from $376.3 million at September 30, 2007, primarily due to growth in commercial and mobile home loan production. For the six-month period, commercial loans increased $17.5 million, or 11.0%, to $176.9 million.

Three-month growth. For the quarter ended March 31, 2008, SmartGrowth loans increased $11.5 million, or 2.9%, to $407.1 million from $395.7 million, primarily due to growth in commercial loan originations. Quarterly growth for commercial loans was $5.4 million, or 3.2%.

SmartGrowth Loans amounted to 68.5% of total loans, compared to 66.4% at September 30, 2007.

Net Interest Income

Interest Income for the six months ended March 31, 2008, increased $1.7 million, or 7.9%, to $22.8 million compared $21.1 million in fiscal 2007, primarily due to an increase in the loan portfolio, offset somewhat by a decrease in investment securities.

Interest Expense for the six months ended March 31, 2008, increased $0.7 million or 7.4%, to $10.3 million compared to $9.6 million for the same period in fiscal 2007, primarily due to growth in interest bearing deposits.

Net-interest income for the 2007 six-month period amounted to $12.4 million, compared to $11.5 million for the six months ended March 31, 2007, an increase of $0.9 million, or 8.3%.

Interest Income for the quarter ended March 31, 2008, increased $0.7 million, or 6.5%, to $11.4 million, compared to $10.7 million for the same period in fiscal 2007, primarily due to an increase in loan balances.

Interest Expense for the quarter ended March 31, 2008, increased $0.2 million, or 3.8% to $5.1 million, compared to $4.9 million in fiscal 2007 due primarily to growth in interest bearing deposits offset somewhat by lower rates on these deposits and increased FHLB advances.

Page 3 of 8 Pages

      Net-interest income for the three months ended March 31, 2008, amounted to $6.3 million compared to $5.8 million in the same quarter last year, an increase of $0.5 million or 8.8%.

Interest Income for the linked quarter increased $30,000; primarily due to increased loan balances offset somewhat by lower rates on loans.

Interest Expense for the linked quarter decreased $151,000, or 3% primarily due to lower interest rates.

Net interest income for the linked quarter increased $181,000, or 3% from $6.1 million to $6.3million.

Net Interest Margin

Net interest margin amounted to 3.68% for the six months ended March 31, 2008, compared to 3.56% for the same period in fiscal 2007. For the quarter, Net Interest margin amounted to 3.69%, compared to 3.66% for the linked quarter and 3.56% for the same quarter in fiscal 2007.

Net interest margin increased for several reasons. First, an increase in checking account balances, tending to lower the cost of funds, in addition, lower market interest rates generally, and further, an increase in commercial loan balances, tending to increase interest rates on loans.

“The continued execution of our SmartGrowth strategy has positively affected our net interest margin,” said Little.

Non-Interest Income

Six months. Non-interest income for fiscal 2008 was $8.0 million, compared to $7.2 million for the same period in fiscal 2007, an increase of $0.8 million or 11.6%. Non-interest income for fiscal 2008 includes income of $112,000 related to the sale of Visa shares obtained in the Visa initial public offering in March. Non-interest income for fiscal 2007 includes an $87,000 pre tax gain on sale of securities. Non-interest income for fiscal 2008 period amounted to 39.1% of operating income. Deposit service charges amounted to 91.1% of total non-interest income for the six-month period ended March 31, 2008, compared to 91.3% in 2007.

Three Months. Quarterly non-interest income including the Visa related income, was $4.0 million, compared to $3.6 million for the same period in fiscal 2007, an increase of $0.4 million, or 12.0%. Non-interest income amounted to 39.3% of operating revenue.

Page 4 of 8 Pages

Deposit service charges amounted to 89.6% of total non-interest income for this quarter, compared to 88.7% in 2007.

Non-Interest Income for the linked quarter increased $176,000, or 4.5%, primarily due the VISA related income.

Non-Interest Expense

For the six-month period, non-interest expense amounted to $14.0 million, compared to $13.2 million at September 30, 2007, an increase of $0.8 million, or 6.2%.

Non-interest expense amounted to $7.0 million compared to $6.8 million for the three months ended March 31, 2007, an increase of $0.2 million or 3.0%, primarily due to increases in compensation and occupancy expense offset somewhat by reductions in marketing and professional expenses.

Non-interest expense for the linked quarter remained relatively stable.

Asset Quality

Non-performing assets as a percent of total assets decreased to 0.67% at March 31, 2008, compared to 0.71% for the quarter ended December 31, 2007, and 0.71% at September 30, 2007.

Patrick Little said, “It is important that we differentiate ourselves from the sub prime market, which is experiencing headlines recently.” He continued, “We simply do not make exotic sub prime loans, such as interest-only ARMs, pay-option ARMs, those with weaker credit histories, long amortization loans of 40 to 50 years, those with high debt-to-income ratios, or those with limited employment histories.”

“Our alternative mortgages consist primarily of loans with balances for which we charge a slightly higher rate (primarily due to smaller loan sizes) than conforming mortgage loans,” said Little.

Increase in Dividends

Since June 12, 2003, Teche has increased dividends for twenty consecutive quarters and currently pays a $0.34 per share quarterly dividend. Based on the closing price of our common stock at end of business on March 31, 2008, the annualized dividend yield was 4.2%. Based on dividends and diluted EPS fiscal year to date, the dividend payout ratio is 36.7%

Page 5 of 8 Pages

Stock Repurchase

On March 19, 2008 the Company announced the repurchase of 99,800 shares of its common stock in a single, privately negotiated transaction for a purchase price of $29.55 per share. As a result of this repurchase, the Company currently has approximately 2.1 million shares issued and outstanding.

Teche Federal Bank is the fourth largest publicly traded bank based in Louisiana with over $755.6 million in assets. Teche Holding Company is the parent company of Teche Federal Bank, which operates twenty offices in South Louisiana and serves over 50,000 customers. Teche Holding Company’s common stock is traded under the symbol “TSH” on the American Stock Exchange.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

###

Page 6 of 8 Pages

TECHE HOLDING COMPANY

(Dollars in thousands, except per share data)

Franklin, LA

Statements of Income

(UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31		March 31

	2008	2007	2008	2007

Interest Income	$11,391	$10,695	$22,753	$21,083
Interest Expense	5,082	4,894	10,314	9,602
Net Interest Income	6,309	5,801	12,439	11,481
Provision for Loan Losses	190	60	370	145
Net Interest Income after
Provision for Loan Losses	6,119	5,741	12,069	11,336
Other Income	4,083	3,576	7,990	7,074
Other Expenses	6,979	6,776	13,973	13,162
Income Before Gain on Sales of
Securities and Income Taxes	3,223	2,541	6,086	5,248
Gains on
Sales of Securities	—	68	—	87
Income Taxes	1,039	900	2,019	1,827

Net Income	$2,184	$1,709	$4,067	$3,508

Selected Financial Data

Dividends Declared Per Share	$0.34	$0.31	$0.675	$0.62
Basic Earnings Per Common Share	$1.01	$0.77	$1.86	$1.58
Diluted Earnings Per Common Share	$1.00	$0.75	$1.84	$1.53
Annualized Return on Avg. Assets	1.18%	0.97%	1.11%	1.01%
Annualized Return on Avg. Equity	12.39%	10.54%	11.79%	10.96%
Annualized Return on Avg.
Tangible Equity (1)	13.15%	11.32%	12.52%	11.79%
Yield on Interest Earning Assets	6.65%	6.56%	6.74%	6.54%
Cost of Interest Bearing Liabilities	3.31%	3.36%	3.40%	3.34%
Net Interest Margin	3.69%	3.56%	3.68%	3.56%
Non Interest Income/Avg. Assets	2.20%	2.02%	2.18%	2.03%
Non Interest Expense/Avg. Assets	3.76%	3.83%	3.81%	3.77%
Weighted avg. shares Outstanding
Basic	2,170	2,218	2,190	2,220
Diluted	2,183	2,282	2,212	2,288

AVERAGE BALANCE SHEET DATA
Total Assets	$743,423	$708,255	$733,582	$698,378
Earning Assets	$684,758	$651,867	$675,578	$644,434
Loans	$588,962	$542,824	$582,540	$536,565
Interest-bearing deposits	$522,464	$504,617	$511,369	$497,968
Total deposits	$576,453	$556,348	$564,644	$548,205
Total stockholders’ equity	$70,499	$64,878	$68,998	$64,024

(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax-effected basis. The amount was calculated using the following information:

Annualized Return on Avg.
Tangible Equity (1)

Average Stockholders’ Equity	$70,499	$64,878	$68,998	$64,024
Less average goodwill and other intangible
assets, net of related income taxes	3,744	3,856	3,749	3,865
Average Tangible Equity	$66,755	$61,022	$65,249	$60,159

Net Income	$2,184	$1,709	$4,067	$3,508
Plus Amortization of core deposit
Intangibles, net of related income taxes	10	18	19	37
Net Income, as adjusted	$2,194	$1,727	$4,086	$3,545

Page 7 of 8 Pages

TECHE HOLDING COMPANY

(Dollars in thousands, except per share data)

Franklin, LA

Balance Sheets

(UNAUDITED)

at

	Mar. 31, 2008	Sept. 30, 2007

SmartGrowth Loans
Consumer	$87,532	$80,538
Commercial	176,859	159,346
Home Equity	54,027	52,094
Alternative Mortgage Loans	88,710	84,338
Total SmartGrowth Loans	407,128	376,316
Mortgage Loans (owner occupied conforming)	187,592	190,755
	594,720	567,071
Allowance for Loan Losses	(5,388)	(5,083)
Loans Receivable, Net	589,332	561,988

Cash and Securities	117,446	109,657
Goodwill and Other Intangibles	3,782	3,811
Foreclosed Real Estate	1,104	1,218
Other	43,901	42,693
TOTAL ASSETS	$755,565	$719,367

SmartGrowth Deposits
Checking	$146,837	$134,039
Money Market	135,349	90,944
Savings	54,106	51,868
Total SmartGrowth Deposits	336,292	276,851
Time Deposits	261,716	278,718
Total Deposits	598,008	555,569

FHLB Advances	84,599	89,756
Other Liabilities	5,479	7,036
Stockholders’ Equity	67,479	67,006
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$755,565	$719,367

Ratio of Equity to Assets	8.93%	9.31%
Tangible Equity to Tangible Assets (2)	8.48%	8.84%
Book Value per Common Share	$31.94	$30.43
Tangible Book Value Per Common Share (2)	$30.18	$28.73
Non-performing Assets/Total Assets	0.67%	0.71%
Shares Outstanding (in thousands)	2,112	2,202

(2) Eliminates the effect of goodwill and the core deposit intangible assets and the related accumulated amortization on a tax-effected basis. The amount was calculated using the following information:

Stockholders’ Equity	$67,479	$67,006
Less goodwill and other Intangible
assets, net of related income taxes	(3,737)	(3,751)
Tangible Stockholders’ Equity	$63,742	$63,255

Total Assets	$755,565	$719,367
Less goodwill and other Intangible
assets, net of related income taxes	(3,737)	(3,751)
Total Tangible Assets	$751,828	$715,616

Page 8 of 8 Pages